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                        SUB-LEASE AND ASSEMBLY AGREEMENT


         Agreement entered into this 3rd day of September 1999 between Royal Animated Art, Inc. ("Royal") located at 345 maple Drive, #297, Beverly Hills, California 90210 and Premier Classic Art, Inc. ("PCA") located at 1158 Staffler Road, Bridgewater, New Jersey 08807.

         The parties hereto acknowledge and agree as follows:

         1. PCA owns an inventory of approximately 400,000 pieces of animation art more fully described on the attached Schedule A and hereafter referred to as the "Cels."

          The Cels are currently housed in a warehouse located at 9722 Cozycroft Avenue, Chatsworth, California 91311. The warehouse is currently leased by Royal. PCA desires to continue to house the Cels in the warehouse.

         2. The Cels are currently in unfinished condition, that is they are unsorted, uncatalogued, unattached to backgrounds, unmatted and unframed. The Cels must be cleaned, combined into set-ups, matched with backgrounds, when appropriate, and prepared for the market, as that term is generally understood in the animation art industry. Color copies made from original background will be inserted behind each completed Cel. Studio seals and letters of authenticity will accompany each completed Cel. Cels will be placed in envelopes approved by PCA as and when requested.

         3. PCA will sub-lease from Royal a portion of the space in the warehouse located on Cozycroft Avenue in Chatsworth, California to continue to house the Cels ad in Royal's warehouse on Canoga Avenue in Chatsworth, California to provide the working area to render the services covered hereby. PCA agrees to comply with the Terms and Conditions of the underlying lease for the warehouse between Royal and Cozycroft Equities, a copy of which is attached hereto (the "Lease").

         PCA agrees to pay Royal $1,000 monthly :(plus a pro rated share of any increases contained in the Lease) plus a pro rata share of the utility and related charges. The first month's payment is due upon the signing of this Agreement in addition to a security deposit equal to months' rental.

         4. Royal agrees to prepare the Cels for market in the manner descried above, per instructions from PCA. If requested by PCA, Royal will arrange for the Cels to be matted and/or framed.

         In consideration for these services, PCA agrees to pay to Royal, reimbursement of its actual out-of-pocket costs for labor and materials, plus 15% as and for overhead. Payments shall be made within ten (10) days of invoice.




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         5. Upon written instructions from PCA, Royal agrees to handle the packing and shipping of the Cels on behalf of PCA and PCA agrees to reimburse Royal for its out of pocket costs for labor, materials and shipping charges, plus a 15% overhead charge. Payments are to be made withing ten (10) days of receipt of invoice.

         6. PCA shall bear the sole risk of loss for any and all loss or damage to the Cels from any cause during the period of this Agreement and shall be responsible to insure against any such loss or damage and agrees that Royal shall have no risk or responsibility with respect to eh Cels.

         7. Nothing contained within this Agreement is intended to create a Joint Venture or Partnership. This agreement contains the complete understanding of the parties. This Agreement may be canceled by either party; by; giving written notice of such intent to the other party ninety (90) days in advance.

         IN WITNESS WHEREOF, the parties hereby acknowledge this Agreement as of the date entered above.

                                               ROYAL ANIMATED ART, INC.


                                               By ______________________________
                                                  Herman Rush, President



                                               PREMIER CLASSIC ART, INC.


                                               By ______________________________
                                                  Charles F. Trapp, President: